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                                                                   EXHIBIT 10.18

                                 (TRANSLATION)

                          COMMERCIAL LEASE AGREEMENT
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By the present private deed dated ________ ____, the Landlord I.C.I.M.
S.p.A.-Immobili Commerciali Industriali Mirabella - , with registered office in Trezzano sul Naviglio, Viale Leonardo da Vinci 143, Fiscal Code and V.A.T. Code
n. 0279885058, herein represented by Mr. Guido Mazzi as President and legal representative, leases to the Tenant Viking Office Products, Inc., with Registered Office in 13809 South Figueroa Street, Los Angeles, California 90061, U.S.A., represented by its Vice-President Logistic Mr. Ronald William Weissman, who accepts, the real estate located in Siziano (PV), Via Lombardia n. 1, registered with the Building Cadastral Register of Pavia at entry 684, section A, sheet 3, map\zone 113, outlined in red in the plan attached hereto (annex "A"), consisting of an industrial shed of 4,800 sq.m., with offices of 280 sq.m. and technical rooms of 130 sq.m., and external roofed surface for loading of 200 sq.m., at the following conditions:

1. The lease shall have the duration of 6 (six) years, from January 15, 1997 until January 14, 2003, and shall be tacitly renewed by another period of 6
(six) years, unless notice is given by one of the parties by registered letter R.R.R., delivered to the post at least 12 months prior the contract's expiration date.
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2.  The rent is agreed in L. 400,000,000 (four hundred million) plus V.A.T., to be paid in advance to the Landlord's domicile in quarterly installments of L. 100,000,000 (one hundred million) plus V.A.T. each, with expiration dates on _______________. As guarantee of the fulfillment of the contractual obligations, the Tenant releases to the Landlord a security deposit in the amount equivalent to one quarter rent, by means of a bank or of an insurance guarantee.

3. Pursuant to Article 32 of Law 392/78, the parties expressly agree that the rent will be adjusted each year, beginning as from the third year of the lease, on demand of the Landlord, in the amount of 75% of the variations, ascertained by ISTAT, of the index price consumers' for families of workers and employees.

4. The Tenant shall not be able to delay, for any reason, the payment of the rent and shall not be able to submit exceptions or wage actions, unless after the payment of the expired installments.

5. The premises are granted for the sole use of warehouse, storehouse and connected activities, subletting or partial assignment prohibited except for affiliate or controlled companies; change of destination of use is also prohibited. As established in Articles 34, 35 and 36 of Law 392/78, the Tenant declares that the property shall be used for activities that do not entail direct contacts with the public of users or consumers.

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6.  Pursuant to article 27, 8 degrees para. of Law 392/78 (withdrawal of Tenant for serious reasons), it is declared that reason for withdrawal may be the refusal of the authorizations or grants required by the Laws in force concerning the performance the Tenant's activities. Moreover, the Landlord grants to the Tenant the right to withdraw in advance from the present contract and without disbursement beyond payment of the rent until the effective date of withdrawal, as from the end of the third year of lease, by prior written notice given by registered letter, to be sent to the Landlord at least 6 (six) months before expiration (article 27, comma 7 degrees, of Law 392/78).

7. The Landlord declares that the real estate is fully in accordance with building and urban rules.

8. The Tenant declares to have examined the rented properties and to have found them suitable for its use, in good state of maintenance and free from any defects that might anyhow affect the health of the people working there, and undertakes to return the properties in the same conditions at the expiration of the contract, except for deterioration due to normal wear and tear. Simultaneously with the redelivery of the property, minutes shall be drawn up by the parties, to be used in determining the amount the damages if any caused by the Tenant. Any modification and/or innovation may made by the Tenant only with the prior approval of the Landlord. The Tenant is liable, pursuant to article 1609 Civil Code, for the cost of reparations of

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ordinary maintenance, and expressely for those concerning the water, gas, light and sanitary installations, locks and keys, hinges of fixtures, wall surfaces, ceiling and fixtures, flooring and wall tiles. If Tenant does not attend to them, the Landlord will perform them, charging the cost to the Tenant.

9. The Landlord undertakes to restore the at its own care and expenses asphalt's coating of the internal road system of the property, with black streets with a minimum width of 2,50 m., and to set-up a parking space with adequately paving in the south end of the real estate for the maximum exthension permitted by the Public Administration., in compliance with applicable laws.

10. The Tenant expressly exempts the Landlord from any liability for direct or indirect damages deriving from actions or omissions of other tenants or third parties.

11. The Landlord is exempted from any responsibility in case of interruption of services for reasons beyond his will.

12. The Landlord shall have the right to inspect or cause others to inspect the leased premises, by prior appointment with the Tenant, during working days and working hours.

13. The breach by the Tenant of one of the provisions of this agreement and, in particular, the failure or delay in paying of the monthly rents, shall result in the termination of the agreement.

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14.  The sum eventually deposited by Tenant as a security for damages and set-aside pursuant with the current Laws, shall be returned following the regular redelivery of the properties and cannot ever be set-off against the rent. On demand of one of the parties, the deposit shall be adjusted to the variations of the rent.

15. The Tenant undertakes to buy a fire insurance policy with a primary company, with the following guarantees and clauses:

 a) property for a maximum of ITL. 4,500,000,000 (four billion five hundred million)

 b)  recourse of neighbours ITL. 1,000,000,000 (one billion);

 c)  guaranteed extended coverage complete;

 d)  waiver of any recourse against Landlord.

16. The costs for the registration of the present contract and the stamp duty are charged to the Landlord and the Tenant in equal parts. The registration of the agreement will be made at the care of the Landlord. The expenses for the consumption of drinkable water and of the water of the firefighting plant will be shared at 50% (fifty percent) with the Tenant of the adjoining building owned by I.C.I.M., with whom the relatives meters are in common. The care and expenses concerning the heating and conditioning services, the supply of electric power, the tax for garbage collection, the purging of cesspools and latrines, the maintenance of the internal asphalt and green areas, rest wholly on the Lessee.

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17. The clauses of the present agreement are valid and binding between the parties unless derogated or modified by special Laws on leasing, insofar as applicable, or by written agreement between the parties.

18. In regard of any disputes concerning this agreement, the parties elect their respective domiciles as follows:
the Landlord: at the above address
the Tenant: at the above address
Judge of venue is that where the real estate is located.

The Landlord                  The Tenant

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